Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form N-2 of our report dated February 28, 2020, relating to the financial statements of Daxor Corporation, which is incorporated by reference in that Prospectus, and to the references to us under the heading “Independent Registered Public Accounting Firm” in the Prospectus and under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which is part of such Registration Statement.

/s/ WithumSmith+Brown, P.C.

New York, NY

April 30, 2020